Exhibit 99.1

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Financial Information

On December 2, 2024, the Company completed the acquisition of the personal care business (the “Gentiva Acquisition”) of Curo Health Services, LLC, a Delaware limited liability company, which does business as Gentiva (“Gentiva”), and we refer to KAH Hospice Company-Personal Care as Gentiva. The purchase price was approximately $350.6 million and was funded with the combination of a $233.0 million draw on the Company’s revolving credit facility and a portion of the net proceeds of the Company’s public offering which closed on June 28, 2024. With the Gentiva Acquisition, the Company expanded its services within its personal care services segment in Arizona, Arkansas, California and North Carolina, and entered the market in Missouri and Texas. The home health segment also was expanded in Tennessee.

The following unaudited pro forma condensed combined statement of operations (“pro forma statement of operations”) gives effect to the Gentiva Acquisition as if it had occurred on January 1, 2024. An unaudited pro forma condensed combined balance sheet for 2024 has not been presented as the acquisition and related financing transactions have already been fully reflected in the consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 25, 2025. The unaudited pro forma combined statement of operations for the year ended December 31, 2024 is based on the audited historical consolidated statements of income of Addus HomeCare for the year ended December 31, 2024 and the unaudited condensed combined statement of operations of KAH Hospice Company-Personal (a carve-out business of KAH Hospice Company, Inc.) for the year-to-date ended December 1, 2024.

The unaudited pro forma combined financial data has been prepared using the acquisition method of accounting for business combinations under Generally Accepted Accounting Principles (“GAAP”).  The adjustments necessary to fairly present the unaudited pro forma combined financial data have been made based on available information in the opinion of management are reasonable.  Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial data.

The unaudited pro forma combined financial data is for illustrative purposes only and does not purport to represent what the Company’s financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed date or to project our financial position or results of operations for any future date or future period.

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2024

(Amounts and shares in thousands, except per share data)

(Unaudited)

	Addus	KAH Hospice Company- Personal Care (As Reported - Nine Months Ended September 30, 2024)	KAH Hospice Company- Personal Care (Historical - October 1, 2024 to December 1, 2024)	Transaction Accounting Adjustments		Pro Forma Combined
Net service revenues	$1,154,599	$210,823	$45,568	$—		$1,410,990
Cost of service revenues	779,578	155,896	33,800	—		969,274
Gross profit	375,021	54,927	11,768	—		441,716
General and administrative expenses	258,800	43,506	10,405	88	(a)	312,799
Depreciation and amortization	13,530	1,433	25	2,579	(b)	17,567
Total operating expenses	272,330	44,939	10,430	2,667		330,366
Operating income	102,691	9,988	1,338	(2,667)		111,350
Interest income	(4,394)	(23)	(1)	—		(4,418)
Interest expense	7,732	34	6	13,742	(c)	21,514
Total interest expense, net	3,338	11	5	13,742		17,096
Income before income taxes	99,353	9,977	1,333	(16,409)		94,254
Income tax expense	25,755	1,982	265	(4,289)	(d)	23,713
Net income	$73,598	$7,995	$1,068	$(12,120)		$70,541
Net income per common share
Basic income per share	$4.33					$4.15
Diluted income per share	$4.23					$4.06
Weighted average number of common shares and potential common shares outstanding:
Basic	17,006					17,006
Diluted	17,380					17,380

See accompanying notes to unaudited pro forma financial information.

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Notes to Pro Forma Combined Financial Statements

Note 1 – Description of the Transaction

On December 2, 2024, the Company completed the acquisition of Gentiva. The purchase price was approximately $350.6 million and was funded with the combination of a $233.0 million draw on the Company’s revolving credit facility. With the Gentiva Acquisition, the Company expanded its services within its personal care services segment to Arizona, Arkansas, California, Missouri, North Carolina and Texas. The home health segment was expanded in Tennessee.

Note 2 – Basis of Presentation

The unaudited pro forma combined financial information is based on historical financial statements of the Company and Gentiva, as adjusted for the unaudited pro forma effects of the transaction. The unaudited pro forma combined financial information should be read in conjunction with:

•

the historical consolidated financial statements and accompanying notes of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 25, 2025; and

•

the historical unaudited condensed financial statements and accompanying notes of Gentiva for the nine months ended September 30, 2024 included in the Amendment No. 1 to Current Report on Form 8-K filed with the SEC on February 14, 2025.

The unaudited pro forma combined statements of operations for the year ended December 31, 2024 give effect as if the transaction was consummated on January 1, 2024.

The unaudited pro forma adjustments and related assumptions are described in the accompanying notes to the unaudited pro forma combined financial information. The unaudited pro forma combined financial information has been prepared based upon currently available information and assumptions that are deemed appropriate by the Corporation’s management. The unaudited pro forma combined financial information is for informational and illustrative purposes only and is not intended to be indicative of what actual results would have been had the transaction occurred on the dates assumed, nor does such data purport to represent the consolidated financial results of the Corporation for future periods. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information of the Corporation was prepared in accordance with Article 11 of Regulation S-X.

Note 3 – Transaction Accounting Adjustments

The following is a summary of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial information. All adjustments are based on current valuations and assumptions, which are subject to change.

(a)	Reflects the adjustments to lease expense as a result of the net favorable lease assets.

				Pro Forma Lease Expense
(Amounts in Thousands)	Estimated Fair Value	Estimated Useful Life	Monthly Lease Expense	For the Year-to-Date Ended December 1, 2024
Favorable lease assets, net	$190	Lease term	$8	$88

(b)

Represents the adjustments to depreciation and amortization expense as a result of recording the property and equipment and intangible assets at the fair value as of the respective dates of the acquisitions, as follows:

				Pro Forma Depreciation and Amortization
(Amounts in Thousands)	Estimated Fair Value	Estimated Useful Life	Monthly Depreciation and Amortization	For the Year-to-Date Ended December 1, 2024
Furniture and equipment	$523	5-7 years	$9	$99
Leasehold improvements	179	Lease term	10	110
Computer equipment	131	3-5 years	7	77
Computer software	279	3-10 years	13	143
	1,112
Tradename	4,900	3 years	136	1,496
Licenses	23,000	10 years	192	2,112
Licenses	700	indefinite life		-
	28,600			4,037
Less: historical depreciation and amortization expense				(1,458)
Pro forma adjustments				$2,579

(c)	Represents adjustments of interest expense to the draw on the Company’s revolving credit facility with an estimated interest rate of 6.34%.

Pro Forma Interest Expense
(Amounts in Thousands)	For the Year-to-Date Ended December 1, 2024
Revolving loan	$233,000
Interest rate on closing of the transaction	6.34%
Interest expense adjustments	$13,742

The interest rate for pro forma purposes is based on the rate to be effective upon closing of the transaction. The revolving loan is subject to variable interest rates. Assuming 0.125% higher than the applicable rate would result in approximately $0.3 million change in the annual interest expense on the indebtedness under the Revolver.

(d)	Reflects tax adjustments using the Company’s combined federal and state statutory tax rate of 26.1% for the year-to-date ended December 1, 2024.